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               [Letterhead of Marshall Hill Cassas & de Lipkau]

                                                                     EXHIBIT 5.4

March 19, 2003


URS Corporation
100 California Street, Suite 500
San Francisco, California 94111-4529

         RE:     EXCHANGE OF 11-1/2% SENIOR NOTES DUE 2009

Ladies and Gentlemen:

      You have requested our opinion with respect to certain matters in connection with the filing by URS Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, pursuant to which the Company is registering under the Securities Act of 1933, as amended, an aggregate of $200,000,000 in principal amount due at maturity of the Company's 11-1/2% Senior Notes due 2009 (the "Exchange Notes") for issuance in exchange for the Company's outstanding 11-1/2% Senior Notes due 2009 (the "Outstanding Notes"). The Registration Statement also covers the guarantee of the Exchange Notes (the "Guarantee") by URS Corporation, a Nevada corporation (the "Subsidiary Guarantor") contained in the Indenture.

      The Guarantee was issued, and the Exchange Notes will be issued pursuant to an Indenture, dated August 22, 2002 (the "Indenture"), by and among the Company, the Subsidiary Guarantor, certain other subsidiary guarantors and U.S. Bank, N.A.

      In connection with this opinion, we have examined copies of the following documents:

            a.    The Registration Statement;

            b.    The Indenture;

            c.    The Exchange Notes;

            d. The documents on file with the Nevada Secretary of State relating to the Subsidiary Guarantor;

            e.    The Bylaws of the Subsidiary Guarantor;

            f. Actions By Unanimous Written Consent of the Board of Directors of the Subsidiary Guarantor dated August 13, 2002 authorizing and approving the Indenture and the Registration Rights Agreement (as such agreement is described therein) and matters relating thereto;

            g. Certificate of Carol J. Brummerstedt, Secretary of URS Corporation, certifying as to the Subsidiary Guarantor's Articles, Bylaws and Resolutions, dated August, 2002;

            h. Certificate of Existence (Including Amendments) for the Subsidiary Guarantor issued by the Office of the Nevada Secretary of State on March 14, 2003; and
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            i.    Certificate of Carol J. Brummerstedt, Secretary of URS
                  Corporation, dated March 17, 2003, certifying as to the continued effect of certain resolutions of the Board of Directors of the Subsidiary Guarantor.

      We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. We have assumed the genuineness and authenticity of all signatures on the original documents. As to certain factual matters, we have relied upon certificates of officers of the Subsidiary Guarantor and the Certificate of Existence of the Nevada Secretary of State and have not sought independently to verify such matters.

      Our opinions are expressed only with respect to the laws of the State of Nevada. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

      Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

      1. The Subsidiary Guarantor is duly incorporated and is validly existing in good standing under the laws of the State of Nevada.

      2. The Subsidiary Guarantor has the requisite corporate power to execute, deliver and perform its obligations under the Guarantee.

      3. The Guarantee has been duly and validly authorized, and, to the extent governed by Nevada law and relying on the Certificate described at item i above, the Indenture has been duly and validly executed and delivered by the Subsidiary Guarantor.

      We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. Further, we consent to the reliance by Cooley Godward LLP on this letter in connection with their opinions regarding the enforceability of the Guarantee against the Subsidiary Guarantor.

                                        Sincerely,

                                        MARSHALL HILL CASSAS & de LIPKAU



                                        By: /s/ John P. Fowler
                                           ____________________________________
                                                     John P. Fowler